Exhibit 99.1

Lucy Scientific Discovery Inc. Receives Nasdaq Notification of Non-Compliance with Listing Rule 5250(c)(1)

May 28, 2024

VANCOUVER, British Columbia--(BUSINESS WIRE)-- May 28, 2024-- Lucy Scientific Discovery Inc. (NASDAQ: LSDI), a Company dedicated to advancing the understanding and applications of psychotropic medicines, improving mental health outcomes, and enhancing well-being for individuals worldwide announces that it has a hearing scheduled for June 25, 2024 before a Nasdaq Hearings Panel (the “Panel”) regarding its plan to regain compliance with Nasdaq Listing Rule 5550(b) (the “Stockholders’ Equity Rule”).

On May 21, 2024, the Company received a letter from the Listing Qualifications Department of the Nasdaq Stock Market (“Nasdaq”) that, per Nasdaq Listing Rule 5250(c)(1) (the “Filings Rule”), the Company is delinquent in filing its Quarterly Report on Form 10-Q for the period ended March 31, 2024, which serves as an additional basis for delisting the Company’s securities from Nasdaq.

The Company intends to request the continued listing of its common shares on Nasdaq pending its compliance with the Stockholders’ Equity Rule and the Filings Rule. However, there can be no assurance that the Panel will grant the Company’s request or that the Company will ultimately regain compliance with all applicable requirements for continued listing on Nasdaq.

About Lucy Scientific Discovery Inc.

Lucy Scientific Discovery Inc. (NASDAQ: LSDI) is a Nasdaq-listed company with holdings and operations in a variety of psychotropic businesses. Lucy Scientific Discovery Inc. is dedicated to advancing the understanding and applications of psychotropic medicines, improving mental health outcomes, and enhancing well-being for individuals worldwide.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties and include statements regarding, among other things, our ability to regain compliance with Nasdaq’s stockholders’ equity rule and the filings rule. They are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” or the negative of these words or other variations on these words or comparable terminology. In particular, these include statements relating to future actions, prospective products, market acceptance, future performance, results of current and anticipated products, sales efforts, expenses, and the outcome. Most of these factors are outside Lucy’s control and are difficult to predict. Factors that may cause actual future events to differ materially from the expected results, include, but are not limited to: (i) the ability to implement business plans and forecasts and (ii) other risks and uncertainties indicated in the filings that are made from time to time with the SEC by Lucy (including those under the “Risk Factors” sections therein).

These statements are based on our management’s expectations, beliefs and assumptions concerning future events affecting us, which in turn are based on currently available information. These assumptions could prove inaccurate. Although we believe that the estimates and projections reflected in the forward-looking statements are reasonable, our expectations may prove to be incorrect.

Investor Contact:
Addo Investor Relations, Inc.
lucyscientific@addo.com

Source: Lucy Scientific Discovery Inc.